                                                                     EXHIBIT 3.2

===============================================================================


                               MEMBERS AGREEMENT


                                      OF


                            EBS LITIGATION, L.L.C.


                          A LIMITED LIABILITY COMPANY



                          --------------------------

                                  DATED AS OF


                              SEPTEMBER 26, 1997

                          --------------------------


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
I.   FORMATION OF THE COMPANY..............................................  1

       1.1.  Name and Formation............................................  1
       1.2.  Membership Units..............................................  1
       1.3.  Offices.......................................................  3
       1.4.  Term of the Company...........................................  3
       1.5.  Purposes......................................................  4
       1.6.  Defined Terms.................................................  4

II.  CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS...............................  4

       2.1.  Initial Capital Contributions.................................  4
       2.2.  Admission of Additional Members...............................  4
       2.3.  Additional Capital Contribution...............................  4
       2.4.  No Withdrawal.................................................  4
       2.5.  Capital Accounts, Allocations and Related Matters.............  4
       2.6.  Partnership Classification for Tax Purposes...................  5

III. MANAGEMENT AND OPERATIONS.............................................  5

       3.1.  Appointment of Manager........................................  5
       3.2.  Specific Authority and Responsibilities of the Manager........  6
       3.3.  Additional Powers of the Manager..............................  6
       3.4.  Funding of Company; Operating Accounts........................  7
       3.5.  Limitations on Power and Authority of the Manager.............  7
       3.6.  Reports to Members............................................  8
       3.7.  Compensation..................................................  8
       3.8.  Resignation or Removal of the Manager.........................  8
       3.9.  Indemnity.....................................................  9
       3.10. Additional Indemnity Matters.................................. 10
       3.11. Indemnity of Reorganized Debtor............................... 10
       3.12. Actions of Members............................................ 10
       3.13. Company Liabilities........................................... 10
       3.14. Power of Attorney............................................. 11
       3.15. Other Activities of the Manager............................... 11

IV.  DISTRIBUTIONS......................................................... 11

       4.1.  Distribution of Avoidance Claims Proceeds..................... 11
       4.2.  Applications of Proceeds...................................... 11
       4.3.  Reserve of Proceeds........................................... 11

V.     TRANSFER OF MEMBERSHIP UNITS........................................ 13

       5.1.  Restrictions on Transfer by General Members................... 13
       5.2.  Unrestricted Transfers........................................ 14
       5.3.  Restrictions on Transfers by Edison........................... 14
       5.4.  After-Acquired Membership Units............................... 14
       5.5.  Specific Performance.......................................... 14
       5.6.  Records of the Company; Void Transfers........................ 15
       5.7.  Withdrawal.................................................... 15

VI.    DISSOLUTION AND LIQUIDATION......................................... 15

       6.1.  Dissolution................................................... 15
       6.2.  Certificate of Cancellation................................... 15
       6.3.  Procedures.................................................... 15
       6.4.  Termination of this Agreement................................. 16

VII.   FISCAL AND ADMINISTRATIVE MATTERS................................... 16

       7.1.  Fiscal Year................................................... 16
       7.2.  Deposits...................................................... 16
       7.3.  Checks, Drafts, Etc........................................... 16
       7.4.  Books and Records............................................. 16
       7.5.  Administrative Matters........................................ 17
       7.6.  Compliance with Securities Laws............................... 18

VIII.  MISCELLANEOUS....................................................... 18

       8.1.  Notices....................................................... 18
       8.2.  Extension Not a Waiver........................................ 18
       8.3.  Entire Agreement; Amendments; No Third Party
              Beneficiaries................................................ 19
       8.4.  Governing Law................................................. 19
       8.5.  Venue......................................................... 19
       8.6.  Headings...................................................... 19
       8.7.  Severability.................................................. 19
       8.8.  Certain Defined Terms......................................... 19
       8.9.  Successors.................................................... 21
       8.10. No Suits by Members........................................... 21
       8.11. Involvement of the Company in Certain Proceedings............. 21
       8.12. Waiver of Partition and Certain Other Rights.................. 21
       8.13. Member Meetings; Member Approvals............................. 22
       8.14. No Voting Rights.............................................. 22

APPENDIX A................................................................. 31

SCHEDULE 2.1............................................................... 42

FORM OF CERTIFICATE OF FORMATION........................................... 43

                               MEMBERS AGREEMENT
                               -----------------


     This Members Agreement ("Agreement"), entered into as of September 26, 1997 is made by and among Edison Brothers Stores, Inc., a Delaware corporation ("Edison"), and those Persons who are from time to time named as additional members (the "General Members") on the books and records of EBS Litigation, L.L.C., a Delaware limited liability company (the "Company").

     WHEREAS, Edison has caused the Company to be formed in connection with the reorganization of Edison and its subsidiaries pursuant to a Joint Plan of Reorganization (as the same may be amended from time to time, the "Plan of Reorganization") filed in the United States Bankruptcy Court for the District of Delaware in Case No. 95-1354 (PJW); and

     WHEREAS, the Plan of Reorganization provides for (i) the sale, transfer, conveyance, assignment and delivery by the Debtors or the Reorganized Debtors to the Company of specified assets in exchange for the issuance to Edison of all of the Class B Membership Units and (ii) the distribution by Edison of Class A Membership Units to the holders of Allowed General Unsecured Claims and Persons who validly exercise Rights issued pursuant to the Plan of Reorganization;

     NOW, THEREFORE, Edison, as the sole initial Member, and each of the General Members (upon becoming such) agree as follows:


                         I.  FORMATION OF THE COMPANY
                             ------------------------

     1.1.  Name and Formation.  The name of the Company is EBS Litigation,
           ------------------
L.L.C. The Company is a limited liability company organized under the Delaware Limited Liability Company Act (Delaware Code Annotated, Title 6, (S)(S) 18-101 through 18-1109) (the "Delaware Act"). The Company is a separate legal entity. The Company and all ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Delaware Act.

     1.2.  Membership Units.  (a)  The owners of the Company will be known as
           ----------------
Members. The ownership interest of a Member will be designated as a "Membership Unit." The Company will have the following classes of Membership Units: (i) "Class B Membership Units", which shall initially represent all of the Membership Units and which shall be held by Edison pending the surrender thereof by Edison for cancellation from time to time in exchange for an equivalent number of Class A Membership Units to be distributed by Edison pursuant to the Plan of Reorganization, and (ii) "Class A Membership Units", which shall be distributed by Edison from time to time to holders of Allowed General Unsecured Claims or Persons who validly exercise Rights issued pursuant to the Plan of Reorganization. Membership Units will be issued only as specifically provided for in this Agreement and there shall be outstanding a total of 10,000,000 Membership Units throughout the term of the Company's existence. Membership Units will constitute personal property and no Member will have a claim to or interest in specific property of the Company. Each of the Class A Membership Units and Class B Membership Units will have the relative preferences, rights, limitations or restrictions as set forth in this Agreement.

          (b) Each Class B Membership Unit will be represented solely by an entry in the books for registration and transfer of Membership Units provided for in Section 1.2(d). Each Class A Membership Unit, including without limitation any Class A Membership Unit that may be issued upon transfer of a Class A Membership Unit, will be evidenced by, and subject to the terms of, a Membership Unit certificate (a "Membership Certificate") in substantially the form of Exhibit A, with such changes, marks of identification or designation,
        ---------
and such legends, summaries, or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto.

          (c) The Membership Certificates will be executed on behalf of the Company by the manual or facsimile signature of the Manager.

          (d) The Manager will keep or cause to be kept, at the principal office of the Company or its agent designated for such purpose, books for registration and transfer of the Membership Certificates issued hereunder. Such books will show, in addition to the Class B Membership Units held by Edison, the names and addresses of the respective holders of the Membership Certificates, the number of Class A Membership Units evidenced by each of the Membership Certificates, and the date of each of the Membership Certificates. The Company and its agent will be entitled to treat the registered holder of any Membership Certificate as the sole owner of the Class A Membership Units represented by such Membership Certificate for all purposes and will not be bound to recognize any equitable or other claim or interest in such Class A Membership Units on the part of any other Person. The Manager will be entitled to establish such record dates as it deems appropriate from time to time for purposes of determining the Members entitled to receive distributions or notices or to exercise voting rights and for such other purposes as the Manager deems expedient.

          (e) In connection with each distribution of Class A Membership Units required to be made pursuant to the Plan of Reorganization (including upon the valid exercise of Rights issued pursuant to the Plan of Reorganization), Edison shall instruct the Company or its agent designated for such purpose that Edison desires to surrender for cancellation a specified number of Class B Membership Units in exchange for the issuance and delivery to Edison of a like number of Class A Membership Units, to be evidenced by Membership Certificates in such denominations and registered in the names of such holders of Allowed General Unsecured Claims or Persons validly exercising Rights (or the designees thereof) as may be specified in such instruction, to be distributed by Edison pursuant to the Plan of Reorganization. All Class A Membership Units transferred by Edison to holders of Allowed General Unsecured Claims or Persons validly exercising Rights issued pursuant to the Plan of Reorganization on any Subsequent Distribution Date shall be deemed for purposes of this Agreement to have been issued in exchange for Class B Membership Units and distributed at the end of the last day of the preceding fiscal quarter. All General Members agree to file all federal, state, and local tax returns in a manner that is consistent with the preceding sentence.

          (f) Any Membership Certificate may be transferred, split up, combined, or exchanged for another Membership Certificate or Membership Certificates. Any Member desiring to transfer, split up, combine, or exchange any such Membership Certificate will make such request in writing delivered to the Manager, and will surrender the Membership Certificate or Membership Certificates to be transferred, split up, combined, or exchanged, with a form of assignment duly executed by the Member thereof, at the principal office of the Company or its agent designated for such purpose. Thereupon or as promptly as practicable thereafter, the Company or its agent will prepare, execute, and deliver the Membership Certificate or Membership Certificates, as the case may be, as so requested. Neither the Company nor its agent will be required to issue or deliver any Membership Certificates in connection with any transfer, split up, combination, or exchange of Membership Certificates unless and until the Member requesting the issuance or delivery thereof has paid to the Manager the amount of any tax or governmental charge that may be payable in connection with such transfer, split up, combination, or exchange or has established to the satisfaction of the Manager that any tax or governmental charge has been paid.

          (g) Upon receipt by the Company and the Manager of evidence reasonably satisfactory to them of the loss, theft, destruction, or mutilation of a Membership Certificate, and, in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Manager of all reasonable expenses incidental thereto, and upon surrender to the Manager and cancellation of the Membership Certificate if mutilated, the Manager will prepare, execute, and deliver a new Membership Certificate of like tenor to the Member in lieu of the Membership Certificate so lost, stolen, destroyed, or mutilated.

          (h) All Membership Certificates surrendered for the purpose of transfer, split-up, combination or exchange will be delivered to the Company or its agent designated for such purpose for cancellation and will be canceled by the Company or such agent, and no Membership Certificates will be issued in lieu thereof except as expressly provided in this Agreement.

      1.3.  Offices.  The initial registered agent of the Company is The
            -------
Corporation Trust Company, and the address of the initial registered office of the Company is 1209 Orange Street, Wilmington, Delaware. The principal office of the Company will be maintained at the principal office of the Manager.

      1.4.  Term of the Company.  The Company's existence will commence on the
            -------------------
date hereof (the "Commencement Date") and will continue until the third anniversary of the Effective Date, unless sooner terminated in accordance with
Article VI; provided, however, that in the event that (a) the liquidation and
            --------  -------
distribution of all Company Assets in accordance with this Agreement shall not have then been completed or (b) all Disputed General Unsecured Claims shall not have been resolved, the existence of the Company may be extended by the Manager, with the approval of the Bankruptcy Court for good cause shown, for one or more successive periods of two years each. In no event will the Company's existence continue after the liquidation and distribution of all Company Assets in accordance with this Agreement shall have been completed and all Disputed General Unsecured Claims have been resolved.

      1.5.  Purposes.  The Company is organized for the exclusive purposes of
            --------
(a) prosecuting, settling and/or liquidating the Unresolved Avoidance Claims,
(b) receiving and administering the Company Assets, and (c) distributing the Company Assets to the Members in accordance with this Agreement. The Company has no objective to engage in or continue the conduct of a trade or business. Except as otherwise provided in the Delaware Act or by other applicable law, the Company will have the power to do all things necessary or convenient to effect any or all of its purposes.

      1.6.  Defined Terms.  In addition to the terms defined elsewhere herein,
            -------------
terms used herein which are defined in the Plan of Reorganization will have the meanings ascribed thereto in the Plan of Reorganization when used in this Agreement with initial capital letters.


                 II.  CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS
                      ---------------------------------------

      2.1.  Initial Capital Contributions.  As of the Commencement Date, Edison
            -----------------------------
will make an initial contribution to the capital of the Company in the amount of $100. On the Effective Date, the Debtors or Reorganized Debtors will transfer to the Company, in accordance with the Plan of Reorganization, all of their respective rights, title and interest in and to the Unresolved Avoidance Claims and the applicable portion of the LLC Funding Amount, and such transfers shall be treated as contributions by Edison to the capital of the Company. In consideration for such initial contribution or the obligations of the Debtors and the Reorganized Debtors to make such additional contributions, 10,000,000 Class B Membership Units will be issued to Edison on the Commencement Date.

      2.2.  Admission of Additional Members.  From and after the Effective Date,
            -------------------------------
Class A Membership Units will be issued and delivered to Edison for distribution to holders of Allowed General Unsecured Claims or Persons validly exercising Rights issued pursuant to the Plan of Reorganization in accordance with Section 1.2(e). Upon such issuance and delivery the Persons in whose name such Class A Membership Units are registered will be admitted to the Company as General Members. Similarly, each Person to whom record ownership of a Class A Membership Unit is subsequently transferred in accordance with Section 5.2 will be admitted to the Company as a General Member upon the registration of such transfer.

      2.3.  Additional Capital Contributions.  Except as provided for in Section
            --------------------------------
2.1, no Member will have any obligation to, nor will any Member be entitled to, make any additional contributions to the capital of the Company.

      2.4.  No Withdrawal.  No Member will be entitled to withdraw any portion
            -------------
of its contribution or Capital Account, or to receive any distribution from the Company, except as otherwise provided in this Agreement.

      2.5.  Capital Accounts, Allocations and Related Matters.
            -------------------------------------------------

               2.5.1.  Capital Accounts.  A Capital Account will be maintained
                       ----------------
for each Member in the manner set forth in Article II of Appendix A, which is
                                                         ----------
attached hereto and is a part of this Agreement.

               2.5.2.  Allocations of Book Income and Loss.  Except to the
                       -----------------------------------
extent modified by the provisions of Article III of Appendix A, the Company's
                                                    ----------
Book income and Book loss for any fiscal year will be allocated to the Members as follows:

                       first, all items of income consisting of interest or
                       -----
               other earnings on Reserved Proceeds shall be allocated to the holders of the Class B Membership Units in proportion to their respective Class B Sharing Percentages; and

                       second, all remaining items of Book income and loss shall
                       ------
               be allocated to the Members in proportion to their respective Overall Sharing Percentages.

               2.5.3.  Advances from Members.  Advances by Members to the
                       ---------------------
Company will not be deemed a capital contribution to, or be reflected on the balance of, any Capital Account. The amount of any such advance will be a debt due from the Company to such Member and, except as otherwise expressly provided in this Agreement or as agreed between such Member and the Manager at the time such funds are advanced, will be repaid as soon as practicable to such Member.

               2.5.4.  No Interest.  No interest will be paid by the Company on
                       -----------
(a) any capital contribution, (b) on the balance of any Capital Account, or (c) unless otherwise agreed to by the Manager, on any advance to the Company from any Member.

      2.6.  Partnership Classification for Tax Purposes.  Each Member recognizes
            -------------------------------------------
and intends that for federal income tax purposes the Company will be classified as a partnership, and the Members will not make any election or take any action that would cause the relationship of the Members under this Agreement to be excluded from the application of all or any part of Subchapter K of Chapter 1 of Subtitle A of the Code or from any successor provisions to Subchapter K under the Code or from any similar provisions of applicable state laws.


                        III.  MANAGEMENT AND OPERATIONS
                              -------------------------

      3.1.  Appointment of Manager.  (a)  The Company Assets will be
            ----------------------
administered, and the business and affairs of the Company will be managed, by the Person specified in the Confirmation Order as having been designated as such by the Creditors' Committee (together with any successor Manager appointed pursuant to Section 3.8, the "Manager"), who will have the specific authority and responsibilities granted to him/her hereunder. In furtherance of the Company's purposes, the Manager will make continuing efforts to (i) prosecute, settle and/or liquidate the Unresolved Avoidance Claims and (ii) make distributions of Avoidance Claim Proceeds; in each case in an expeditious but orderly manner intended reasonably to maximize the value of such distributions to the Members, but subject to the judgment and discretion of the Manager and the provisions of this Agreement.

               (b) The Manager will not be liable or accountable, in damages or otherwise, to the Company or to any Member for anything it may do or refrain from doing, except in the case of its willful breach of a material provision of this Agreement or gross negligence in connection with the performance of its duties hereunder.

               (c) The Manager may rely, and will be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document that it has no reason to believe to be other than genuine and to have been signed or presented other than by the proper party or parties or, in the case of facsimile transmissions, to have been sent other than by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. In the absence of its gross negligence or willful breach of this Agreement, the Manager may rely as to the truth of statements and the correctness of the facts and opinions expressed therein and will be fully protected personally in acting thereon. The Manager may consult with legal counsel and will be fully protected in respect of any action taken or suffered by it in accordance with the written opinion of legal counsel.

      3.2.  Specific Authority and Responsibilities of the Manager.
            ------------------------------------------------------

               3.2.1.  Prosecution of Unresolved Avoidance Claims.  (a)  The
                       ------------------------------------------
Manager will be empowered to prosecute all Unresolved Avoidance Claims and to take all actions and execute all instruments and documents in connection therewith.

               (b) Subject to the retained jurisdiction of the Bankruptcy Court as provided for in the Plan of Reorganization, the Manager will be empowered to settle or liquidate any Unresolved Avoidance Claims, based upon the assessment of the Manager, with the advice of counsel and consultants retained by the Manager, of (i) the likelihood that the Company would prevail on the merits,
(ii) the possible recovery on such litigation, (iii) the estimated cost (and attendant delay) of such litigation, (iv) the offer of settlement, (v) the resources of the Company that are available for prosecuting the Unresolved Avoidance Claims, and (vi) any other matters that the Manager deems to be relevant to such assessment. The Manager, on behalf of the Company, will be empowered to take all actions and execute all instruments and documents in connection with the settlement of Unresolved Avoidance Claims.

               3.2.2.  Retention of Attorneys, Accountants and Other
                       ---------------------------------------------
                       Professionals.  (a) The Manager may retain such
                       -------------
independent experts and advisors (including, but not limited to, law firms, tax advisors, consultants, or other professionals) as the Manager may select to aid in the performance of its duties and responsibilities hereunder and to perform such other functions as may be appropriate in furtherance of the intent and purpose of this Agreement.

               (b) The Manager may commit the Company to provide such professional persons or entities reasonable compensation and reimbursement from the Company Assets for services rendered and expenses incurred. The Manager will make all reasonable and customary arrangements for payment or reimbursement of such compensation and expenses and will pay the same from the Operating Account as Litigation Administrative Expenses.


      3.3.  Additional Powers of the Manager.  (a)  Except as otherwise provided
            --------------------------------
in this Agreement, the Plan of Reorganization or the Confirmation Order, and subject to the retained jurisdiction of the Bankruptcy Court as provided for in the Plan of Reorganization, but without prior or further authorization, the Manager may control and exercise authority over the Company

Assets, over the acquisition, management and disposition thereof and over the management and conduct of the Company to the extent necessary to enable the Manager to fulfill the intent and purposes of this Agreement. No person dealing with the Company will be obligated to inquire into the authority of the Manager in connection with the acquisition, management or disposition of the Company Assets.

               (b) In connection with the administration of the Company Assets and the management of the Company's business and affairs, the Manager, except as otherwise expressly limited in this Agreement, the Plan of Reorganization or the Confirmation Order, will have, in addition to any powers conferred upon the Manager by any other provision of this Agreement, the power to take any and all actions as, in the Manager's sole discretion, are necessary or advisable to effectuate the purposes of the Company, including, without limitation, the power and authority (i) to distribute the Company Assets to Members in accordance with the terms of this Agreement, (ii) to sell, convey, transfer, assign, liquidate or abandon the Company Assets (including without limitation the Unresolved Avoidance Claims), or any part thereof or any interest therein, upon such terms and for such consideration as the Manager, in its sole discretion, may deem desirable, (iii) to endorse the payment of notes or other obligations of any Person or to make contracts with respect thereto, (iv) to borrow such sums of money, at any time and from time to time, for such periods of time, upon such terms and conditions, from such Persons, for such purposes as may be deemed advisable, and (v) to appoint, engage, supervise and compensate such officers, employees and agents of the Company and such other Persons, as may be deemed necessary or desirable. The Manager will not at any time, on behalf of the Company or the Members, enter into or engage in any trade or business, and no part of the Company Assets will be used or disposed of by the Manager in furtherance of any such trade or business.

               (c) All decisions and actions taken by the Manager under the authority of Section 3.2 or this Section 3.3 will be binding upon all of the Members and the Company.

      3.4.  Funding of Company; Operating Accounts.
            --------------------------------------

               3.4.1.  Operating Accounts.  The Company will maintain in the
                       ------------------
Operating Account all funds received (including loan proceeds received pursuant to Section 3.3(b)(iv)) and recoveries in respect of the Unresolved Avoidance Claims, subject to expenditures in accordance with Section 3.2.2 and distributions made in accordance with Article IV.

               3.4.2.  Investment of Company Funds.  All funds received by the
                       ---------------------------
Company may be temporarily invested by the Manager in United States treasury bills and notes with maturities of 12 months or less, institutional money market funds, and demand or time deposits and certificates of deposit with commercial banks organized under the laws of the United States, or any State thereof, having primary capital of not less than $500,000,000.

      3.5.  Limitations on Power and Authority of the Manager.  Without the
            -------------------------------------------------
consent of all of the Members, the Manager will not have the authority to do any of the following:

               (a)  Take any action in contravention of this Agreement;

               (b) Take any action which would make it impossible to carry on the activities of the Company; or

               (c) Possess property of the Company or assign the Company's rights in specific property for other than Company purposes.

      3.6.  Reports to Members.  The Manager will cause the Company to furnish
            ------------------
to the Members, promptly after the filing thereof with the Securities and Exchange Commission (the "SEC"), each Annual Report on Form 10-K filed by the Company with the SEC (or, if the Company is not required to file an Annual Report on Form 10-K in respect of a particular fiscal year, to furnish to the Members, within a comparable time frame following the end of such fiscal year, an annual report containing information substantially identical to that which would have been included in an Annual Report on Form 10-K in respect of such fiscal year prepared in accordance with the rules and regulations of the SEC).

      3.7.  Compensation.  The Manager will receive compensation for services to
            ------------
the Company at the standard hourly rates charged by the Manager for its services and for the services of other persons that may assist the Manager with its duties hereunder. In addition, the Company will reimburse the Manager for the reasonable expenses incurred by him in connection with the performance of his duties hereunder.

      3.8.  Resignation or Removal of the Manager.
            -------------------------------------

               3.8.1.  Resignation.  The Manager may resign as manager by
                       -----------
executing an instrument in writing and delivering it to the Members; provided,
                                                                     --------
however, that such Manager will continue to serve as a Manager after his
--------
resignation until the time when appointment of a successor Manager becomes effective in accordance with Section 3.8.3.

               3.8.2.  Removal.  The holders of 65% or more of the outstanding
                       -------
Class A Membership Units, excluding therefrom holders of Class A Membership Units against whom the Company holds Unresolved Avoidance Claims (the "Requisite Holders") may at any time remove the Manager, with or without cause, in their sole discretion; provided, however, that the Manager will continue to serve as
                 --------  -------
Manager after his removal until the time when appointment of a successor Manager will become effective in accordance with Section 3.8.3.

               3.8.3.  Appointment of Successor Manager.  In the event of the
                       --------------------------------
death, resignation, incompetency or removal of the Manager, the Requisite Holders will have the right to appoint a successor Manager; provided, however,
                                                            --------  -------
that no Person who is an affiliate of Edison may be so appointed. Such appointment will specify the date on which such appointment will be effective; provided, however, that if a successor Manager is not appointed within 90 days
--------  -------
of the death, resignation, incompetency or removal of the Manager, the Manager or the Manager's representative may petition the Bankruptcy Court for the appointment of a successor Manager. Every successor Manager appointed hereunder will execute, acknowledge and deliver to the departing Manager an instrument accepting such appointment, and thereupon such successor Manager, without any further act, deed or conveyance, will become vested with all the rights, powers and duties of the departing Manager.

          3.8.4.  Effect of Resignation or Removal.  The death, resignation,
                  --------------------------------
incompetency or removal of the Manager will not operate to revoke any existing agency created under the terms of this Agreement or invalidate any action theretofore taken by such Manager. In the event of the resignation or removal of the Manager, such Manager will promptly (a) execute and deliver such documents, instruments and other writings as may be reasonably requested by the successor Manager to effect the termination of such Manager's capacity under this Agreement, (b) deliver to the successor Manager all documents, instruments, records and other writings related to the Company as may be in the possession of such Manager (provided that such Manager may retain one copy of such documents for archival purposes), and (c) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor Manager.

      3.9.  Indemnity.
            ---------

          3.9.1.  Indemnity of Managers and Members.  To the fullest extent
                  ---------------------------------
permitted by the Delaware Act, the Company, to the extent of its assets legally available for that purpose, will indemnify and hold harmless the Manager, the Tax Matters Partner, the Members or any member, partner, shareholder, director, officer, agent, affiliate and professional or other advisor of any of them (collectively, the "Indemnified Persons") from and against any and all loss, cost, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company, except to the extent that it is finally judicially determined by a court of competent jurisdiction that the loss, cost, damage, expense or liability resulted primarily from the Indemnified Person's gross negligence or willful breach of a material provision of this Agreement which in either event causes actual material damage to the Company. The Company may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Company.

          3.9.2.  Future Laws.  To the extent future enactments or judicial
                  -----------
decisions permit an expansion of the rights of indemnification afforded to the Manager and the Members by the Company, then it is the Members' express intention and agreement that this Section 3.9 immediately and automatically be deemed to be amended so as to permit and authorize the indemnification of the Indemnified Persons by the Company to the maximum extent permitted by law. The Manager is authorized and empowered to execute, on behalf of all Members, such amendments to this Agreement as may be appropriate to give further effect to this Section 3.9.

          3.9.3.  Insurance.  To the extent commercially reasonable, the Manager
                  ---------
will cause the Company to purchase and maintain insurance, to the extent and in such amounts as the Manager, in its sole discretion, deems reasonable, on behalf of persons to be covered and such other Persons as the Manager determines, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnitees, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Manager and the Company may enter into indemnity contracts with Persons to be covered and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations and containing such other procedures regarding indemnification as are appropriate.

      3.10.  Additional Indemnity Matters.
             ----------------------------

             3.10.1.  Waiver of Indemnity Rights.  Any Indemnified Person may
                      --------------------------
waive the benefits of indemnification under Section 3.10, but only by an instrument in writing executed by such Indemnified Person.

             3.10.2.  Certain Related Rights.  The rights to indemnification
                      ----------------------
under Section 3.10 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in Section 3.9 or this Section 3.10 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Person is a party.

      3.11.  Indemnity of Reorganized Debtor.  Except with respect to any
             -------------------------------
Unresolved Avoidance Claims that the Company may have against persons who are present or former officers, directors, or employees of the Debtors otherwise than in their capacities as present or former officers, directors or employees of the Debtors, the Company, together with EBS Pension, L.L.C., will indemnify and hold harmless the Reorganized Debtors and their present or former officers, directors and employees (collectively, the "Indemnified Reorganized Debtor Parties") from and against any direct losses, claims, damages, expenses or liabilities ("Losses") by reason of any actions arising from or relating to the Company and any actions taken or proceedings commenced by the Company (the "LLC Related Claims"). The foregoing indemnification obligation shall be satisfied solely from the funds, if any, received by the Company from the compromise and settlement or successful prosecution of the Unresolved Avoidance Claims; provided, however, that indemnification for any Losses incurred by the
--------  -------
Indemnified Reorganized Debtor Parties in defending against the LLC Related Claims shall be sought first from any applicable officers' and directors' insurance policy, and then from the reserve in the amount of $1,500,000 to be established by EBS Pension L.L.C. from the Pension Plan Proceeds for the benefit of the Indemnified Reorganized Debtor Parties, as more particularly set forth in the EBS Pension LLC Members Agreement.

      3.12.  Actions of Members.  Except as otherwise expressly provided for in
             ------------------
this Agreement, the Members may not act for or bind the Company or participate in the general management, conduct or control of the Company's business or affairs. Nothing contained in this Section 3.12 will prohibit any Member or any partner, shareholder, member, officer, director, employee, agent or other representative of any Member from serving as an officer or agent of the Company.

      3.13.  Company Liabilities.  All liabilities of the Company, including
             -------------------
without limitation indemnity obligations under Sections 3.9 and 3.11, will be liabilities of the Company as an entity, and will be paid or satisfied from Company Assets. No liability of the Company will be payable in whole or in part by Edison or any Member in its capacity as a Member, the Manager in its capacity as Manager or by any member, partner, shareholder, director, officer, agent, affiliate or advisor of any Member, the Manager or their affiliates.

      3.14.  Power of Attorney.  (a)  General.  Each of the Members appoints the
             -----------------        -------
Manager as its attorney-in-fact, with full power of substitution and resubstitution, for the sole purpose of executing and delivering in the Member's name any or all of the following:

             (i) The Certificate of Formation of the Company and any amendments to the Certificate of Formation that the Manager deems appropriate as long as such amendment would not materially adversely affect the Members' interest in the Company;

             (ii) All certificates and other instruments that may be appropriate to effect the dissolution and termination of the Company under
      Article VI; and

             (iii) All reports, forms and schedules that the Manager determines appropriate to file with any governmental body in connection with any Company activity.

      (b)  Irrevocable Grant.  The power of attorney granted under this Section
           -----------------
3.14 is coupled with an interest and is irrevocable and will survive the death, dissolution, legal incompetency, bankruptcy and withdrawal from the Company of any Member or the transfer of its interest in the Company.

      3.15.  Other Activities of the Manager.  The Manager will be free to own
             -------------------------------
or otherwise participate directly or indirectly in the ownership or operation of any property or any activity of any Person, or any professional activity, whether or not the property or activity competes with or is enhanced by any property or activity of the Company.


                              IV.  DISTRIBUTIONS
                                   -------------


      4.1.   Distribution of Avoidance Claims Proceeds.  Subject to the
             -----------------------------------------
provisions of Sections 4.2 and 4.3, the Manager will distribute any Avoidance Claims Proceeds (together with any interest earned thereon or other proceeds thereof), promptly following the Company's receipt thereof, to the General Members, in proportion to their respective Class A Sharing Percentages.

      4.2.   Applications of Proceeds.  Prior to making any distribution
             ------------------------
pursuant to Section 4.1, the Manager will apply amounts otherwise available for distribution as follows: (a) first, to the payment of any associated taxes and
                             -----
unpaid administrative expenses, (b) second, to the payment of all unpaid fees
                                    ------
and expenses incurred in employing the professional advisors to the Company and the compensation and fees of the Manager, (c) third, to the payment of Tax
                                              -----
Distributions required to be distributed pursuant to Section 4.4, (d) fourth, to
                                                                      ------
the repayment in full of any outstanding loans, and (e) fifth, to a reserve for
                                                        -----
the amount of future Litigation Administrative Expenses, as reasonably determined by the Manager, in its sole discretion, for up to the term of this Agreement.

      4.3.   Reserve of Proceeds.  At any time at which any Class B Membership
             -------------------
Units remain outstanding, prior to making any distribution pursuant to Section 4.1, and after giving effect to the application of amounts pursuant to Section 4.2, the Manager will withhold from amounts otherwise available for distribution an amount equal to the product of (a) the percentage of the aggregate Membership Units represented by the Class B Membership Units and (b) the amount of such proceeds otherwise available for distribution. All such amounts that are so withheld shall constitute "Reserved Proceeds," shall be held by the Manager in a separate account (the "Reserved Proceeds Account") for the benefit of the Persons to whom Class A Membership Units shall thereafter be transferred pursuant to the Plan of Reorganization, and shall be invested in instruments of the kind specified in Section 3.5.2. All amounts deposited in the Reserved Proceeds Account, together with all interest thereon, shall be distributed in accordance with the following sentence. Each Class A Membership Unit issued pursuant to Section 1.2(e) for distribution pursuant to the Plan of Reorganization at a time at which funds are held in the Reserved Proceeds Account shall be accompanied by a payment (by means of a check made payable to the Person in whose name such Class A Membership Unit is to be registered) in an amount determined by multiplying the aggregate amount of funds held in the Reserved Proceeds Account immediately prior to such issuance by a fraction, the numerator of which shall be one and the denominator of which shall be the aggregate number of Class B Membership Units outstanding immediately prior to such issuance; provided, however, that no payment that would require the issuance of a check in an amount less than $1.00 shall be made pursuant to this
Section 4.3.

     4.4.  Tax Distributions.  (a)  Subject to the terms, conditions, and
           -----------------
limitations set forth in this Section 4.4, the Company shall have the obligation to make distributions (the "Tax Distributions") to Edison with respect to taxable income allocated to Edison.

           (b) Following the close of each fiscal quarter or fiscal year, the Company shall promptly notify Edison in writing of the amount of taxable income or loss expected to be allocable to Edison for federal and state income tax purposes for such fiscal quarter or fiscal year.

           (c) Within 60 days following the close of each fiscal quarter or fiscal year in which the Company recognizes taxable income for federal or state income tax purposes, the Company shall make a Tax Distribution to Edison.

           (d) The amount of the Tax Distribution that the Company shall be obligated to make to Edison shall be subject to all of the following provisions:

                 (i) The Tax Distribution for each of the first three fiscal quarters in each fiscal year shall equal the product of (x) the amount of net taxable income expected to be allocable to Edison for that fiscal quarter, multiplied by (y) the Effective Tax Rate.

                 (ii) The Tax Distribution for the fourth fiscal quarter in each fiscal year shall equal the product of (x) the amount of net taxable income allocated to Edison for that fiscal year, multiplied by (y) the Effective Tax Rate minus
                 the aggregate amount of Tax Distributions made during the first three fiscal quarters of that fiscal year.

                 (iii) In the event that the calculation described in the previous subsection produces a negative amount (i.e., where Tax Distributions for the first three fiscal quarters exceed the total amount of Tax Distributions that should be made for the fiscal year as a whole), Edison shall promptly return to the Company an amount equal to the absolute value of the negative amount thus determined, which amount the Company shall maintain in a segregated reserve account to be applied against any subsequent Tax Distributions deficiencies.

                 (iv) Tax Distributions shall not exceed the amount of cash available to the Company after the application of proceeds pursuant to Section 4.2(a) and (b). In the event that the amount of cash available is less than the required Tax Distributions, any such deficiencies will be carried over and paid in full in the next succeeding fiscal quarter in which sufficient cash is available to make such Tax Distributions.

                 (v) The Tax Distribution with respect to the last fiscal quarter in which Edison owns Class B Membership Units (giving effect to the timing convention set forth in the penultimate sentence in
           Section 1.2(e)) shall be determined using the interim closing of the books method under Section 706 of the Code and Treasury regulations promulgated thereunder, so long as such quarter is one of the first three fiscal quarters in the fiscal year.

For purposes of this Section 4.4(d), taxable income shall be determined under
Section 703 of the Code without regard to Section 703(a)(1) thereof.

           (e) For all relevant federal, state, and local tax purposes, the Company and Edison shall treat each Tax Distribution as having been made pursuant to section 731 of the Code on account of the Class B Membership Units held by Edison at the end of the immediately preceding fiscal quarter.

           (f) The "Effective Tax Rate" shall mean a rate computed by combining the highest marginal tax rate imposed on corporations for federal income tax purposes and the highest marginal tax rate imposed on corporations for purposes of the state income tax of the State of Missouri, treating the payment of state income tax as a deduction for federal income tax purposes.


                       V.  TRANSFER OF MEMBERSHIP UNITS
                           ----------------------------

     5.1.  Restrictions on Transfer by General Members.  A General Member may
           -------------------------------------------
not Transfer any beneficial interest in its Membership Unit, other than in an Unrestricted Transfer. Any purported Transfer of a Class A Membership Unit by a General Member in violation of this Agreement (an "Unauthorized Transfer") will be null and void.

     5.2.  Unrestricted Transfers.  (a) Any Transfer of Class A Membership
           ----------------------
Units made in accordance with this Section 5.2 will constitute an "Unrestricted Transfer" for purposes of this Agreement.

     (b) Any General Member may, upon providing (i) such evidence to the Company as the Manager may reasonably require (including, if required by the Manager, an opinion of counsel reasonably satisfactory to the Manager), to the effect that such Transfer will not result in the Company ceasing to be classified as a partnership for federal income tax purposes, and (ii) such assurances as the Manager may reasonably require with respect to the reimbursement of any expenses that may be incurred by the Company in connection with such Transfer, Transfer all or any portion of the record or beneficial interests in the Class A Membership Units owned by such General Member to any Person. Subject to the foregoing and to applicable law, the following Transfers will constitute "Unrestricted Transfers":

          (i) A Transfer or series of Transfers by a General Member within a thirty-day period which involve the Transfer of more than 2% of the outstanding Membership Units;

          (ii) A Transfer or series of related Transfers by one or more Members (acting together) which involves the Transfer of 50% or more of the outstanding Class A Membership Units;

          (iii) Transfers of Class A Membership Units effected through a Qualified Matching Service; or

          (iv) Transfers in which the basis of the Membership Unit in the hand of the Transferee is determined, in whole or in part, by reference to its basis in the hands of the Transferor.

     5.3.  Restrictions on Transfers by Edison.  Notwithstanding anything to
           -----------------------------------
the contrary in this Agreement, Edison will not Transfer any Class B Membership Unit to any Person except by operation of law to a Person who shall have succeeded to Edison's obligations to distribute all previously undistributed Class A Membership Units (including any related Reserved Proceeds) pursuant to the Plan of Reorganization.

     5.4.  After-Acquired Membership Units.  All of the provisions of this
           -------------------------------
Agreement will apply to and include all the Membership Units issued by the Company to any Member or acquired by any Person on and after the date hereof. Any Person who at any time becomes the holder of record of a Membership Unit will, upon becoming such, be admitted to the Company as a Member and will be bound by the provisions of this Agreement with the same force and effect as though such Person were a signatory hereto.

     5.5.  Specific Performance.  The parties hereto agree that irreparable
           --------------------
damage would occur in the event that any Member Transfers, or attempts to Transfer, any equity interest in the Company in violation of this Agreement and that the Company shall be entitled to specific performance in addition to recovering attorney's fees from the breaching party and any other remedy at law or equity.

     5.6.  Records of the Company; Void Transfers. The Manager will Transfer
           --------------------------------------
Membership Units on the Company's books only in accordance with the terms and conditions of this Agreement. Any Unauthorized Transfer of Membership Units by a Member will be null and void, and the transferee under any such purported Transfer will acquire no title or ownership thereby but will hold such Membership Units for the benefit of the other Members.

     5.7.  Withdrawal.  No Member may resign from the Company or effect a
           ----------
partial or complete withdrawal from the Company.


                       VI.  DISSOLUTION AND LIQUIDATION
                            ---------------------------

     6.1.  Dissolution.  The Company will be dissolved upon the occurrence of
           -----------
any of the following events:

          (a) When the period fixed for the existence of the Company (including any extensions thereof effected in accordance with the terms hereof) expires;

          (b) Upon the entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

          (c) By the unanimous written agreement of all of the Members.

The death, expulsion, bankruptcy or dissolution of any Member, or the occurrence of any other event which terminates the continued membership of a Member will not result in the Company's dissolution unless such dissolution is otherwise required pursuant to the provisions of this Section 6.1.

     6.2.  Certificate of Cancellation.  In accordance with the Delaware Act,
           ---------------------------
as soon as possible following the occurrence of any of the events specified in
Section 6.1 effecting the dissolution of the Company, the Manager will cause to be executed and filed a certificate of cancellation to dissolve the Company in such form as is prescribed by the Secretary of State of Delaware.

     6.3.  Procedures.
           ----------

          6.3.1.  Liquidation of Assets.  In the event of the dissolution of the
                  ---------------------
Company, the Manager or the Person required by law to wind up the Company's affairs (the Manager or other Person being referred to herein as the "Liquidating Agent") will commence to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining the fair value thereof. In connection with any such winding up and liquidation, a financial statement of the Company as of the date of dissolution will be prepared and furnished to all the Members by the Liquidating Agent. The Members will continue to share profits and losses during the period of liquidation in accordance with Section 2.5.2 of this Agreement.

          6.3.2.  Authority of Liquidating Agent.  In connection with the
                  ------------------------------
dissolution and winding up of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that a manager would have pursuant to this Agreement or any other applicable law.

          6.3.3.  Distribution of Assets.  Following the payment of, or
                  ----------------------
provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining Company Assets) of the Company will be distributed to the General Members in accordance with their respective Capital Account balances.

          6.3.4.  No Recourse to Assets of Members.  Each Member will look
                  --------------------------------
solely to the Company Assets for all distributions with respect to such Member's Capital Account balances, and will have no recourse therefor (upon dissolution of the Company or otherwise) against Edison or any other Member.

     6.4.  Termination of this Agreement.  Upon the completion of the
           -----------------------------
liquidation and distribution of all Company Assets and the resolution of all Disputed General Unsecured Claims and filing of the certificate of cancellation as contemplated by Section 6.2, this Agreement will terminate automatically without any further action on the part of the Members.


                    VII.  FISCAL AND ADMINISTRATIVE MATTERS
                          ---------------------------------

     7.1.  Fiscal Year.  The fiscal year of the Company will begin on the first
           -----------
day of January and end on the last day of December of each year.

     7.2.  Deposits.  Consistent with the provisions of Section 3.5.2, all
           --------
funds of the Company will be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Manager may select.

     7.3.  Checks, Drafts, Etc.  All checks, drafts or other orders for the
           --------------------
payment of money, and all notes or other evidences of indebtedness issued in the name of the Company will be signed by the Manager or any other Person selected by the Manager.

     7.4.  Books and Records.  The Manager will maintain books and records
           -----------------
relating to the assets and income of the Company and the payment of expenses of, and liabilities or claims against or assumed by, the Company in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof and to comply with applicable provisions of law. Nothing in this Agreement is intended to require the Manager to file any accounting or seek approval of any court with respect to the administration of the Company, or as a condition for managing any payment or distribution out of the Company Assets. The Manager will keep or cause to be kept accurate and complete minutes and records of the Members and books and records of account of the Company, which will be kept at the principal place of business of the Company or at such other places, within or without the State of Delaware, as the Manager will from time to time determine.

          7.4.1.  Right of Inspection.  Edison and any Member of the Company
                  -------------------
will have the right to examine, at any reasonable time or times for any purpose, the minutes and records of the Members and the books and records of account of the Company, and to make copies thereof. Such inspection may be made by any agent or duly appointed attorney of Edison or the Member making such request, as applicable. Notwithstanding the foregoing, if the Manager determines that the disclosure of certain confidential and proprietary information of the Company to a Member would cause irreparable harm to the Company or the Members, the Manager, in the exercise of its good faith judgment, may refuse to disclose such confidential and proprietary information to such requesting Member.

          7.4.2.  Financial Records.  Subject to the provisions of Appendix A,
                  -----------------                                ----------
all books and records of account of the Company will be maintained and reported based upon generally accepted accounting principles.

     7.5.  Administrative Matters.
           ----------------------

          7.5.1.  "Tax Matters Partner".  The Manager will designate one of the
                  ---------------------
Members of the Company, with the consent of such Member, to be the "Tax Matters Partner" (as defined in Code Section 6231). The Tax Matters Partner is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Manager will, to the extent requested by the Tax Matters Partner, coordinate and assist the Tax Matters Partner in the performance of such functions.

          7.5.2.  Cooperation.  Each Member agrees to cooperate with the Tax
                  -----------
Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings and the preparation of all returns pursuant to Section 7.5.3.

          7.5.3.  Filings.  The Tax Matters Partner will arrange for the
                  -------
preparation and timely filing of all returns required to be filed by the Company and the distribution of Form K-1 or other similar forms to all Members.

          7.5.4.  Authorization.  The actions of the Tax Matters Partner will be
                  -------------
deemed to be authorized by the unanimous consent of the Members with respect to the matters set forth in Section 7.5.1.

          7.5.5.  Reporting to Members.  The Tax Matters Partner will keep the
                  --------------------
other Members informed of all material matters that may come to its attention in its capacity as Tax Matters Partner.

     7.6.  Compliance with Securities Laws.  The Manager will file with the
           -------------------------------
Securities and Exchange Commission and other applicable federal and state governmental agencies such reports and other documents, if any, and take any other actions as may be necessary to comply with federal or state securities laws.


                             VIII.  MISCELLANEOUS
                                    -------------

     8.1.  Notices.  (a)  All notices, requests or other communications
           -------
required or permitted to be made in accordance with this Agreement will be in writing and will be delivered personally or by first class mail, telecopier or overnight courier:

                     (i)  if to the Manager, at its principal office;

                     (ii) if to Edison, at:

                                        Edison Brothers Stores, Inc.
                                        501 North Broadway
                                        St. Louis, Missouri 63102
                                        Attn:  Alan A. Sachs, Esq.
                                        Telecopier No.:  (314) 331-6554
                                        Confirmation No.:  (314) 331-6565;

                     (iii) if to the Members, then to such entities at their respective addresses set forth in the register of the Company.

          (b) All such notices will be deemed to have been duly delivered: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail (postage prepaid), if mailed; when receipt is confirmed, if telecopied; and on the day delivered, if sent by an air courier guaranteeing overnight delivery.

          (c) Any Member may change the address at which it is to receive notices under this Agreement by furnishing written notice in accordance with the provisions of this Section 8.1 to the Manager.

          (d) Whenever any notice is required to be given by law or this Agreement, a waiver thereof in writing, signed by the Person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice.

     8.2.  Extension Not a Waiver.  No delay or omission in the exercise of any
           ----------------------
power, remedy or right herein provided or otherwise available to any party hereto will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted.

      8.3.  Entire Agreement; Amendments; No Third Party Beneficiaries.  This
            ----------------------------------------------------------
Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative thereto that are not contained herein or therein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties hereto by, and only by, a written agreement duly executed by each of the Members and any alleged amendment, variation, modification or change herein which is not so documented will not be effective as to any party hereto. This Agreement is for the sole benefit of Edison, the General Members and the Manager and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than Edison, the General Members and the Manager and such permitted assigns any legal or equitable rights hereunder.

      8.4.  Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED UNDER
            -------------
AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

      8.5.  Venue.  Except with respect to the matters specified in this
            -----
Agreement for which the Bankruptcy Court will have retained jurisdiction or for which proceedings may be commenced in any court in which an Unresolved Avoidance Claim is pending, any action or other legal proceeding brought under this Agreement will be subject to the jurisdiction of the State of Delaware or the courts of the United States located in the State of Delaware. Each of the Members consents to the jurisdiction of Delaware for actions or legal proceedings brought by any other Member or the Company arising out of or relating to this Agreement and waives any objection which it may have to the laying of the venue of such suit, action or proceeding in any of such courts.

      8.6.  Headings.  Sections, subheadings and other headings used in this
            --------
Agreement are for convenience only and will not affect the construction of this Agreement.

      8.7.  Severability.  Any provision of this Agreement which is prohibited
            ------------
or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable any such provision in any other jurisdiction.

      8.8.  Certain Defined Terms.  As used in this Agreement, in addition to
            ---------------------
the terms defined in the Plan of Reorganization or elsewhere herein (including Appendix A), the following terms have the meanings specified below:
----------

      "Avoidance Claim Proceeds" means an amount equal to that amount of
      -------------------------
proceeds and recoveries received by the Company in respect of the Unresolved Avoidance Claims.

      "Class A Membership Unit" has the meaning assigned to it in Section 1.2.
       -----------------------

      "Class A Sharing Percentage" means, for each Member, a percentage computed
       --------------------------
by dividing (x) the number of Class A Membership Units owned of record by such Member by (y) the number of Class A Membership Units owned of record by all Members.

     "Class B Membership Unit" has the meaning assigned to it in Section 1.2.
      -----------------------

     "Class B Sharing Percentage" means, for each Member, a percentage computed
      --------------------------
by dividing (x) the number of Class B Membership Units owned of record by such Member by (y) the number of Class B Membership Units owned of record by all Members.

     "Company Assets" means (a) all Unresolved Avoidance Claims and all
      --------------
recoveries thereon, (b) all other assets acquired by the Company pursuant to the terms of the Plan of Reorganization or this Agreement (including funds, if any, contributed to the Company and the proceeds of any loans to the Company), (c) any investments purchased with Company Assets, and (d) proceeds of each of the foregoing (including, without limitation, any interest or other earnings thereon), excluding assets distributed, expended or otherwise disposed of by the Company.

     "Delaware Act" has the meaning assigned to it in Section 1.1.
      ------------

     "Effective Tax Rate" has the meaning assigned to it in Section 4.4(f).
      ------------------

     "Indemnified Person" has the meaning assigned to it in Section 3.9.1.
      ------------------

     "Liquidating Agent" has the meaning assigned to it in Section 6.3.1.
      -----------------

     "Litigation Administrative Expenses" means all costs, expenses and fees
      ----------------------------------
incurred in connection with operating the Company and the Company Assets, including without limitation, (a) the compensation of the Manager as specified in Section 3.7, (b) all expenses incurred by the Manager in employing accountants, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals to represent or assist the Managers in carrying out the Manager's duties under this Agreement, (c) all other costs incurred in prosecuting the Unresolved Avoidance Claims in accordance with this Agreement, and (d) all sums payable hereunder to any Person entitled to indemnification pursuant to this Agreement.

     "Manager" has the meaning assigned to it in Section 3.1.
      -------

     "Member" has the meaning assigned to it in the introductory paragraph.
      ------

     "Membership Unit" has the meaning assigned to it in Section 1.2.
      ---------------

     "Operating Account" means the separate account maintained by the Manager
      -----------------
for the payment of Litigation Administrative Expenses and from which distributions to Members will be made in accordance with Article IV and the Plan of Reorganization.

     "Overall Sharing Percentage" means, for each Member, a percentage computed
      --------------------------
by dividing (x) the number of Membership Units owned of record by such Member by
(y) the number of Membership Units owned of record by all Members.

     "Person" means an individual or entity.
      ------

     "Qualified Matching Service" means a matching service that satisfies the
      --------------------------
requirements of a qualified matching services within the meaning of Treas. Reg.
(S) 1.7704-1(g)(2).

     "Reserved Proceeds" has the meaning assigned to it in Section IV.3.
      -----------------

     "Tax Distribution" has the meaning assigned to it in Section 4.4(a).
      ----------------

     "Tax Matters Partner" has the meaning assigned to it in Section 7.5.1.
      -------------------

     "Transfer" means any sale, assignment, pledge, hypothecation, encumbrance,
      --------
disposition, transfer, gift or attempt to create or grant a security interest in a Membership Unit (including any economic interest therein) or other property or contract right or any interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and will include any sale or other disposition in any one transaction or series of transactions (whether or not related) of any majority equity interest in any legal entity that owns a Membership Unit or other property or contractual right that would be the subject of any provision of this Agreement.

      8.9. Successors.  This Agreement will bind and inure to the benefit of the
           ----------
parties hereto and their respective successors.

      8.10. No Suits by Members.  No Member will have any right by virtue of
            -------------------
any provision of this Agreement to institute any action or proceeding in law or in equity against Edison or any party other than the Company upon or under or with respect to the Company Assets.

      8.11. Involvement of the Company in Certain Proceedings.  If any Member
            -------------------------------------------------
becomes involved in legal proceedings unrelated to the business of the Company in which Edison or the Company is called upon to provide information, the Member will indemnify and hold harmless Edison, the Company and the Manager against all costs and expenses, including without limitation fees and expenses of attorneys and other advisors, incurred by Edison, the Company or the Manager in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information actually provided by the Company or the Manager.

      8.12. Waiver of Partition and Certain Other Rights.  Each of the Members
            --------------------------------------------
irrevocably waives any right or power that such Member might have:

            (a) To cause the Company or any of the Company Assets to be partitioned;

            (b) To cause the appointment of a receiver for all or any portion of the Company Assets;

            (c) To compel any sale of all or any portion of the Company Assets; and

            (d) To file a complaint, or to institute proceeding at law or in equity, to cause the dissolution or liquidation of the Company.

      8.13. Member Meetings; Member Approvals.  (a)  Meetings of the Members may
            ---------------------------------
be called and held at the Company's expense for any purpose by the Manager in which event the Manager will designate any place, within or without the State of Delaware, as the place for such meeting. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which such meeting is called, will be delivered by the Company to each Member not less than ten (10) days nor more than fifty (50) days before the meeting. If all of the Members meet at any time and place, either within or without the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any Company action may be taken.

            (b) At each meeting of the Members, the holders of record of a majority of the Class A Membership Units, present in person or by proxy, shall constitute a quorum for the transaction of Company business. In the absence of a quorum any Member present at such meeting in person or by proxy shall have the power to adjourn such meeting until a quorum shall be constituted. Unless otherwise provided by law or this Agreement, the affirmative vote of the holders of record of a majority of the Class A Membership Units represented at a meeting at which a quorum is present shall constitute an act of the Members. At any meeting of the Members, a Member may vote by proxy executed in writing by such Member or by his duly authorized representative. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in such proxy. Members may participate in any meeting through telephonic or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

            (c) Any action required to, or which may, be taken by the Members may be taken without a meeting if consent thereto in writing, setting forth the action so taken, shall be signed by the holders of record of a majority of the Class A Membership Units. A written consent may be in one or more instruments, each of which may be signed by one or more Members. No notice need be given of action proposed to be taken by written action, or an approval given by written action, unless specifically required by the Delaware Act.

      8.14. No Voting Rights.  Notwithstanding anything to the contrary
            ----------------
contained herein, there shall be no voting rights attached to ownership of Class B Membership Units on any matter for which approval of the Members is required or requested.

                           CERTIFICATE OF FORMATION
                           ------------------------

                                      OF

                            EBS LITIGATION, L.L.C.
                            ----------------------


          The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

          FIRST:     The name of the limited liability company (hereinafter
          -----
called the "limited liability company") is EBS Litigation, L.L.C.

          SECOND:    The address of the registered office and the name and the
          ------
address of the registered agent for service of process of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.



Executed on ___________ ___, 1997.



                          _____________________
                          ______________, Authorized Person

                            EBS LITIGATION, L.L.C.

                                  APPENDIX A

                                  TAX MATTERS
                                  -----------


          This Appendix is attached to and is a part of the Members Agreement (the "Agreement") of EBS Litigation, L.L.C. (the "Company"). The parties to the Agreement intend that the Company be classified as a partnership for federal income tax purposes pursuant to section 7701(a)(2) of the Code and the regulations thereunder. The provisions of this Appendix are intended to comply with the requirements of Treas. Reg. (S) 1.704-1(b)(2)(iv) and Treas. Reg. (S) 1.704-2 with respect to maintenance of capital accounts and allocations, and shall be interpreted and applied accordingly.


                                   ARTICLE I

                                  DEFINITIONS

          1.01.  Definitions.  For purposes of this Appendix, the capitalized
                 -----------
terms listed below shall have the meanings indicated. Capitalized terms not listed below and not otherwise defined in this Appendix shall have the meanings specified in the Agreement.

          "Account Reduction Item" means (i) any adjustment described in Treas.
           ----------------------
Reg. (S) 1.704-1(b)(2)(ii)(d)(4); (ii) any allocation described in Treas. Reg.
(S) 1.704-1(b)(2)(ii)(d)(5), other than a Nonrecourse Deduction or a Member Nonrecourse Deduction; or (iii) any distribution described in Treas. Reg. (S) 1.704-1(b)(2)(ii)(d)(6), other than a Nonrecourse Distribution or a Member Nonrecourse Distribution.

          "Adjusted Capital Account Balance" means, as of the end of any taxable
           --------------------------------
year, a Member's Capital Account balance as of the end of such taxable year (taking into account all contributions made by such Member and distributions made to such Member during such taxable year and any special allocations required by Sections 3.02, 3.03, 3.04(a), (b), and (d), and 3.06), increased by the sum of (i) such Member's share of Company Minimum Gain and (ii) such Member's share of Member Nonrecourse Debt Minimum Gain, both determined after taking into account any such special allocations.

          "Adjusted Fair Market Value" of an item of Company property means the
           --------------------------
greater of (i) the fair market value of such property or (ii) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of section 7701(g) of the Code.

          "Book" means the method of accounting prescribed for compliance with
           ----
the capital account maintenance rules set forth in Treas. Reg. (S) 1.704-1(b)(2)(iv) as reflected in Articles II and III of this Appendix, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.

          "Book Value" means, with respect to any item of Company property, the
           ----------
book value of such property within the meaning of Treas. Reg. (S) 1.704-1(b)(2)(iv)(g)(3); provided, however, that if the Company adopts the remedial
                   --------  -------
allocation method described in Treas. Reg. (S) 1.704-3(d) with respect to any item of Company property, the Book Value of such property shall be its book basis determined in accordance with Treas. Reg. (S) 1.704-3(d)(2).

          "Capital Account" means the capital account of a Member maintained in
           ---------------
accordance with Article II of this Appendix.

          "Code" means the Internal Revenue Code of 1986, as amended.
           ----
References to specific sections of the Code shall be deemed to include references to corresponding provisions of succeeding internal revenue law.

          "Company Minimum Gain" means partnership minimum gain determined
           --------------------
pursuant to Treas. Reg. (S) 1.704-2(d) and Section 5.02.

          "Deemed Liquidation" means a liquidation of the Company that is deemed
           ------------------
to occur pursuant to Treas. Reg. (S) 1.708-1(b)(1)(iv) in the event of a termination of the Company pursuant to section 708(b)(1)(B) of the Code.

          "Excess Deficit Balance" means the amount, if any, by which the
           ----------------------
balance in a Member's Capital Account as of the end of the relevant taxable year is more negative than the amount, if any, of such negative balance that such Member is treated as obligated to restore to the Company pursuant to Treas. Reg.
(S) 1.704-1(b)(2)(ii)(c), Treas. Reg. (S) 1.704-1(b)(2)(ii)(h), Treas. Reg. (S)
1.704-2(g)(1), or Treas. Reg. (S) 1.704-2(i)(5). Solely for purposes of computing a Member's Excess Deficit Balance, such Member's Capital Account shall be reduced by the amount of any Account Reduction Items that are reasonably expected as of the end of such taxable year.

          "Excess Nonrecourse Liabilities" means excess nonrecourse liabilities
           ------------------------------
within the meaning of Treas. Reg. (S) 1.752-3(a)(3).

          "Exculpatory Liability" means a liability that is recourse to the
           ---------------------
Company as an entity, and for which no Member or Related Person bears the economic risk of loss under Treas. Reg. (S) 1.752-2.

          "Foreign Person" means a foreign person or entity within the meaning
           --------------
of Section 168(h)(2)(A)(3) of the Code.

          "Member Nonrecourse Debt" means any liability of the Company to the
           -----------------------
extent that (i) the liability is nonrecourse for purposes of Treas. Reg. (S) 1.1001-2 and (ii) a Member or a Related Person bears the economic risk of loss under Treas. Reg. (S) 1.752-2.

          "Member Nonrecourse Debt Minimum Gain" means minimum gain attributable
           ------------------------------------
to Member Nonrecourse Debt pursuant to Treas. Reg. (S) 1.704-2(i)(3).

          "Member Nonrecourse Deduction" means any item of Book loss or
           ----------------------------
deduction that is a partner nonrecourse deduction within the meaning of Treas. Reg. (S) 1.704-2(i)(1) and (2).

          "Member Nonrecourse Distribution" means a distribution to a Member
           -------------------------------
that is allocable to a net increase in such Member's share of Member Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. (S) 1.704-2(i)(6).

          "Nonrecourse Deduction" means, subject to Section 5.02, a nonrecourse
           ---------------------
deduction determined pursuant to Treas. Reg. (S) 1.704-2(b)(1) and Treas. Reg.
(S) 1.704-2(c).

          "Nonrecourse Distribution" means a distribution to a Member that is
           ------------------------
allocable to a net increase in Company Minimum Gain pursuant to Treas. Reg. (S) 1.704-2(h)(1).

          "Pass-through Entity" means an entity that is treated as a partnership
           -------------------
for federal income tax purposes.

          "Regulatory Allocation" means (i) any allocation made pursuant to
           ---------------------
Section 3.04(a) to the extent that such allocation is attributable to a prior distribution that is treated as a Nonrecourse Distribution (after taking into account Section 5.03(a)); (ii) any allocation made pursuant to Section 3.04(b) to the extent that such allocation is attributable to a prior distribution that is treated as a Member Nonrecourse Distribution (after taking into account
Section 5.03(b)); (iii) any reallocation made pursuant to Section 3.04(d) or
(e); or (iv) any allocation or reallocation made pursuant to Section 3.05.

          "Related Person" means, with respect to a Member, a person that is
           --------------
related to such Member pursuant to Treas. Reg. (S) 1.752-4(b).

          "Revaluation Event" means (i) a liquidation of the Company (within the
           -----------------
meaning of Treas. Reg. (S) 1.704-1(b)(2)(ii)(g)); or (ii) a contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Member where such contribution or distribution alters the Overall Sharing Percentage of any Member.

          "Section 705(a)(2)(B) Expenditures" means non-deductible expenditures
           ---------------------------------
of the Company that are described in section 705(a)(2)(B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in section 705(a)(2)(B) of the Code pursuant to Treas. Reg. (S) 1.704-
1(b)(2)(iv)(i).

          "Section 751 Property" means unrealized receivables and substantially
           --------------------
appreciated inventory items within the meaning of Treas. Reg. (S) 1.751-1(a)(1).

          "Tax Basis" means, with respect to any item of Company property, the
           ---------
adjusted basis of such property as determined in accordance with the Code.

          "Tax-exempt Entity" means (i) the United States, any state or
           -----------------
political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing; or (ii) any organization (other than a cooperative described in section 521 of the Code) that is exempt from federal income tax.

          "Treasury Regulation" or "Treas. Reg." means the temporary or final
           -------------------      -----------
regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation(s).


                                  ARTICLE II

                               CAPITAL ACCOUNTS

          2.01.  Maintenance.  (a)  A single Capital Account shall be maintained
                 -----------
for each Member in accordance with this Article II.

          (b) Each Member's Capital Account shall from time to time be increased by:

                    (i) the amount of money contributed by such Member to the Company (including the amount of any Company liabilities which the Member assumes (within the meaning of Treas. Reg. (S) 1.704-1(b)(2)(iv)(c)), but excluding liabilities assumed in connection with the distribution of Company property and excluding increases in such Member's share of Company liabilities pursuant to section 752 of the Code);

                    (ii) the fair market value of property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to pursuant to section 752 of the Code);

                    (iii) allocations to such Member of Company Book income and gain (or the amount of any item or items of income or gain included therein);

                    (iv)   upon the revaluation of Company property pursuant to
     Section 2.02(a), the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation; and

                    (v) upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a), the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.

          (c)  Each Member's Capital Account shall from time to time be reduced by:

                    (i) the amount of money distributed to such Member by the Company (including the amount of such Member's individual liabilities for which the Company becomes personally and primarily liable but excluding liabilities assumed in connection with the contribution of property to the Company and excluding decreases in such Member's share of Company liabilities pursuant to section 752 of the Code);

                    (ii) the fair market value of property distributed to such Member by the Company (net of any liabilities secured by such property that such Member is considered to assume or take subject to pursuant to section 752 of the Code);

                    (iii) allocations to such Member of Company Book loss and deduction (or items thereof);

                    (iv)   upon the revaluation of Company property pursuant to
     Section 2.02(a), the Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation; and

                    (v) upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a), the Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.

          (d) The Company shall make such other adjustments to the Capital Accounts of the Members as are necessary to comply with the provisions of Treas. Reg. (S) 1.704-1(b)(2)(iv).

          2.02. Revaluation of Company Property.  (a)  Upon the occurrence of a
                -------------------------------
Revaluation Event, the Manager may revalue all Company property (whether tangible or intangible) for Book purposes to reflect the Adjusted Fair Market Value of Company property immediately prior to the Revaluation Event. In the event that Company property is so revalued, the Capital Accounts of the Members shall be adjusted in accordance with Treas. Reg. (S) 1.704-1(b)(2)(iv)(f).

          (b) Upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a), the property to be distributed shall be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution, and the Capital Accounts of all Members shall be adjusted in accordance with Treas. Reg.
(S) 1.704-1(b)(2)(iv)(e).

          2.03. Restoration of Negative Balances.  No Member with a deficit
                --------------------------------
balance in its Capital Account shall have any obligation to the Company, to any other Member or to any third party to restore or repay said deficit balance.

          2.04. Transfers of Interests.  (a)  Upon the transfer of a Member's
                ----------------------
entire interest in the Company, the Capital Account of such Member shall carry over to the transferee.

          (b) Upon the transfer of a portion of a Member's interest in the Company, the portion of such Member's Capital Account attributable to the transferred portion shall carry over to the transferee. In the event that the document effecting such transfer specifies the portion of such Member's Capital Account to be transferred, such portion shall be deemed to be the portion attributable to the transferred portion of such Member's interest for purposes of this Section 2.04(b).

                                  ARTICLE III

                      ALLOCATION OF BOOK INCOME AND LOSS

          3.01. Book Income and Loss.  (a)  The Book income or loss of the
                --------------------
Company for purposes of determining allocations to the Capital Accounts of the Members shall be determined in the same manner as the determination of the Company's taxable income, except that (i) items that are required by section 703(a)(1) of the Code to be separately stated shall be included; (ii) items of income that are exempt from inclusion in gross income for federal income tax purposes shall be treated as Book income, and related deductions that are disallowed under section 265 of the Code shall be treated as Book deductions;
(iii) Section 705(a)(2)(B) Expenditures shall be treated as deductions; (iv) items of gain, loss, depreciation, amortization, or depletion that would be computed for federal income tax purposes by reference to the Tax Basis of an item of Company property shall be determined by reference to the Book Value of such item of property; and (v) the effects of upward and downward revaluations of Company property pursuant to Section 2.02 shall be treated as gain or loss respectively from the sale of such property.

          (b) In the event that the Book Value of any item of Company property differs from its Tax Basis, the amount of Book depreciation, depletion, or amortization for a period with respect to such property shall be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion, or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property. If the Tax Basis of such property is zero, the Book depreciation, depletion, or amortization with respect to such property shall be computed by using a method consistent with the method that would be used for tax purposes if the Tax Basis of such property were greater than zero.

          (c) Allocations to the Capital Accounts of the Members shall be based on the Book income or loss of the Company as determined pursuant to this Section
3.01. Such allocations shall be made as provided in the Agreement except to the extent modified by the provisions of this Article III.

          3.02  Allocation of Nonrecourse Deductions.  Notwithstanding any other
                ------------------------------------
provisions of the Agreement, Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Overall Sharing Percentages.

          3.03. Allocation of Member Nonrecourse Deductions.  Notwithstanding
                -------------------------------------------
any other provisions of the Agreement, any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt shall be allocated to the Member or Members who bear the economic risk loss for such Member Nonrecourse Debt in accordance with Treas. Reg. (S) 1.704-2(i).

          3.04. Chargebacks of Income and Gain.  Notwithstanding any other
                ------------------------------
provisions of the Agreement:

          (a)   Company Minimum Gain.  In the event that there is a net decrease
                --------------------
in Company Minimum Gain for a taxable year of the Company, then before any other allocations are made for such taxable year, each Member shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. (S) 1.704-2(f).

          (b)  Member Nonrecourse Debt Minimum Gain.  In the event that there is
               ------------------------------------
a net decrease in Member Nonrecourse Debt Minimum Gain for a taxable year of the Company, then after taking into account allocations pursuant to paragraph (a) immediately preceding, but before any other allocations are made for such taxable year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such year shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. (S) 1.704-2(i)(4).

          (c)  Application for Waiver.  In the event that the Manager
               ----------------------
determines, in its reasonable discretion, that the application of the provisions of Section 3.04(a) or Section 3.04(b) would cause a distortion in the economic arrangement among the Members, the Manager may, on behalf of the Company, request a waiver of the application of either or both of such provisions pursuant to Treas. Reg. (S) 1.704-2(f)(4) or Treas. Reg. (S) 1.704-2(i)(4).

          (d)  Qualified Income Offset.  In the event that any Member
               -----------------------
unexpectedly receives any Account Reduction Item that results in an Excess Deficit Balance at the end of any taxable year after taking into account all other allocations and adjustments under this Agreement other than allocations under Section 3.04(e), then items of Book income and gain for such year (and, if necessary, for subsequent years) will be reallocated to each such Member in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible.

          (e)  Gross Income Allocation.  If, at the end of any taxable year, the
               -----------------------
Capital Accounts of any Members have Excess Deficit Balances after taking into account all other allocations and adjustments under this Agreement, then items of Book income and gain for such year will be reallocated to such Members in the amount and in the proportions needed to eliminate such Excess Deficit Balances as quickly as possible.

          3.05  Reallocation to Avoid Excess Deficit Balances.  Notwithstanding
                ---------------------------------------------
any other provisions of the Agreement, no Book loss or deduction shall be allocated to any Member to the extent that such allocation would cause or increase an Excess Deficit Balance in the Capital Account of such Member. Such Book loss or deduction shall be reallocated away from such Member and to the other Members in accordance with the Agreement, but only to the extent that such reallocation would not cause or increase Excess Deficit Balances in the Capital Accounts of such other Members.

          3.06. Corrective Allocation.  Subject to the provisions of Sections
                ---------------------
3.02, 3.03, 3.04, and 3.05, but notwithstanding any other provision of the Agreement, in the event that any Regulatory Allocation is made pursuant to this Appendix for any taxable year, then remaining Book items for such year (and, if necessary, Book items for subsequent years) shall be allocated or reallocated in such amounts and proportions as are appropriate to restore the Adjusted Capital Account Balances of the Members to the position in which such Adjusted Capital Account Balances would have been if such Regulatory Allocation had not been made.

          3.07  Other Allocations.  (a)  If during any taxable year of the
                -----------------
Company there is a change in any Member's Class A Sharing Percentage or Class B Sharing Percentage, allocations of Book income or loss for such taxable year shall take into account the varying interests of the Members in the Company in a manner consistent with the requirements of Section 706 of the Code.

          (b) If and to the extent that any distribution of Section 751 Property to a Member in exchange for property other than Section 751 Property is treated as a sale or exchange of such Section 751 Property by the Company pursuant to Treas. Reg. (S) 1.751-1(b)(2), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Members other than the distributee Member.

          (c)  If and to the extent that any distribution of property other than
Section 751 Property to a Member in exchange for Section 751 Property is treated as a sale or exchange of such other property by the Company pursuant to Treas. Reg. (S) 1.751-1(b)(3), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Members other than the distributee Member.


                                  ARTICLE IV

                            ALLOCATION OF TAX ITEMS

          4.01.  In General.  Except as otherwise provided in this Article IV,
                 ----------
all items of income, gain, loss, and deduction shall be allocated among the Members for federal income tax purposes in the same manner as the corresponding allocation for Book purposes.

          4.02.  Section 704(c) Allocations.  In the event that the Book Value
                 --------------------------
of an item of Company property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain, and loss with respect to such property will be made for federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with section 704(c)(1)(A) of the Code and Treas. Reg. (S) 1.704-1(b)(4)(i). The Manager may select any reasonable method or methods for making such allocations, including, without limitation, any method described in Treas. Reg. (S) 1.704-3(b), (c), or (d).

          4.03.  Tax Credits.  Tax credits shall be allocated among the Members
                 -----------
in accordance with Treas. Reg. (S) 1.704-1(b)(4)(ii).


                                   ARTICLE V

                               OTHER TAX MATTERS

          5.01   Excess Nonrecourse Liabilities.  For the purpose of determining
                 ------------------------------
the Members' shares of the Company's Excess Nonrecourse Liabilities pursuant to Treas. Reg. (S)(S) 1.752-3(a)(3) and 1.707-5(a)(2)(ii), and solely for such purpose, the Members' interests in profits are hereby specified to be their respective Overall Sharing Percentages.

          5.02  Exculpatory Liabilities.  The Manager may (a) treat deductions
                -----------------------
attributable to Exculpatory Liabilities as deductions that are not Nonrecourse Deductions, and (b) disregard Exculpatory Liabilities in the determination of Company Minimum Gain.

          5.03  Treatment of Certain Distributions.  (a)  In the event that (i)
                ----------------------------------
the Company makes a distribution that would (but for this Subsection (a)) be treated as a Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company's taxable year in which such distribution occurs; then the Manager may treat such distribution as not constituting a Nonrecourse Distribution to the extent permitted by Treas. Reg.
(S) 1.704-2(h)(3).

          (b) In the event that (i) the Company makes a distribution that would (but for this Subsection (b)) be treated as a Member Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company's taxable year in which such distribution occurs; then the Manager may treat such distribution as not constituting a Member Nonrecourse Distribution to the extent permitted by Treas. Reg. (S) 1.704-2(i)(6).

          5.04  Reduction of Basis.  In the event that a Member's interest in
                ------------------
the Company may be treated in whole or in part as depreciable property for purposes of reducing such Member's basis in such interest pursuant to section 1017(b)(3)(C) of the Code, the Manager may, upon the request of such Member, make a corresponding reduction in the basis of the Company's depreciable property with respect to such Member. Such request shall be submitted to the Company in writing, and shall include such information as may be reasonably required in order to effect such reduction in basis.

          5.05. Withholding.  (a)  The Company shall withhold any amounts
                -----------
required to be withheld pursuant to any applicable provisions of the Code, including without limitation sections 1441 through 1446 of the Code, or pursuant to any applicable provisions of state or local law.

          (b) Any amounts withheld with respect to a Member's distributive share of Company income (whether or not distributed) shall be treated by the Company and by such Member for all purposes as amounts distributed to such Member. Any amounts withheld with respect to any payment to a Member shall be treated by the Company and by such Member for all purposes as amounts paid to such Member. Amounts so treated as distributed or paid to any Member shall reduce the amount otherwise distributable or payable to such Member.

          (c) In the event that the Company withholds with respect to a Member's distributive share of Company income for a taxable year, and such distributive share exceeds the amount distributed to such Member in such taxable year, then subsequent distributions to such Member shall be deemed to be made first from income with respect to which the Company has already withheld.

          5.06  Pass-through Entities as Members.  Any Member that is a Pass-
                --------------------------------
through Entity shall promptly notify the Company in writing upon any of the following occurrences:

          (a) any event, such as a sale or exchange of an interest in such Member, that will result in an adjustment to the basis of the assets of such Member under section 743(b) of the Code pursuant to an election under section 754 of the Code;

          (b) any event, such as a distribution of cash or other property by such Member, that will result in an adjustment to the basis of such Member's assets under section 734(b) of the Code pursuant to an election under section 754 of the Code; or

          (c) any event that will result in the termination of such Member as a partnership pursuant to section 708(b)(1)(B) of the Code.

          5.07  Tax-exempt or Foreign Ownership of Members.  In the event that
                ------------------------------------------
any interest in a Member that is a Pass-through Entity is owned directly or indirectly by any Tax-exempt Entity or Foreign Person, such Member shall promptly notify the Company in writing of such Tax-exempt Entity's or Foreign Person's proportionate share of such Member's items of income and gain (determined as a percentage pursuant to section 168(h)(6)(C) of the Code) and of any change in such proportionate share.

          5.08  Entity Classification.  Neither the Company nor any Member shall
                ---------------------
file or cause to be filed any election, the effect of which would be to cause the Company to be classified as other than a partnership for federal income tax purposes, without the prior written consent of all Members.


                              [End of Appendix A]

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